REVOLVING NOTE


$24,000,000.00                                 September 29, 1995


     FOR VALUE RECEIVED, CENTRAL PRODUCTS ACQUISITION CORP., a Delaware corporation ("Borrower"), promises to pay to the order of HELLER FINANCIAL, INC., a Delaware corporation ("Payee"), on or before the Expiry Date (as defined in the Credit Agreement referred to below), the lesser of (i) TWENTY-FOUR MILLION and No/100 DOLLARS ($24,000,000.00), or (ii) the unpaid principal amount of all advances made by Payee to Borrower under the Revolving Loan pursuant to the Credit Agreement referred to below.

     Borrower also promises to pay interest on the unpaid principal amount of this Revolving Note (this "Note") at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement dated as of September 29, 1995, by and among Borrower, Spinnaker Industries, Inc. and Heller Financial, Inc. (said Credit Agreement, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, being the "Credit Agreement"; capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement).

     This Note is a "Revolving Note" as defined in the Credit Agreement and is issued pursuant to, and entitled to the benefits of, the Credit Agreement to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loan evidenced hereby is made and is to be repaid. This Note is executed to evidence the indebtedness incurred under the Revolving Loans made pursuant to the Credit Agreement.

     All payments of principal and interest due in respect of this Note shall be made without deduction, defense, set-off or counterclaim, in lawful money of the United States of America, and in same day funds and delivered to Heller by wire transfer to Heller's Account, ABA No. 0710-0001-3, Account No. 5500540 at First National Bank of Chicago, One First National Plaza, Chicago, Illinois 60670, Reference: Heller Corporate Finance Group for the benefit of Central Products Acquisition Corp. or at such other place as shall be designated by notice for such purpose in accordance with the terms of the Credit Agreement.

     Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

     Payee and any subsequent holder of this Note agree that before disposing of this Note or any part hereof, it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit, enlarge or otherwise affect the obligation of Borrower hereunder with respect to payments of principal or interest on this Note.

     This Note is subject to mandatory and voluntary prepayment by Borrower as provided in Section 2.4 of the Credit Agreement; provided, that any principal amounts of the Revolving Loan evidenced by this Note which are repaid may be reborrowed at any time prior to the Expiry Date in accordance with Section 2.1(C).

     THIS NOTE SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND
ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

     Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

     The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

     No reference herein to the Credit Agreement and no provisions of this Note or the Credit Agreement shall alter or impair the obligation of Borrower, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

     Borrower promises to pay pursuant and subject to Section 10.1(C) of the Credit Agreement all costs and expenses, including reasonable attorneys' fees, incurred in the collection and enforcement of this Note. Borrower hereby waives diligence, presentment, protest, demand, notice of intent to accelerate, notice of acceleration and any other notice of every kind (except such notices as may be required under the Credit Agreement) and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

     IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year first written above.

                              CENTRAL PRODUCTS ACQUISITION CORP.


                              Signature:
                                        Ned N. Fleming, III, President


GW02/176049.03